UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 7, 2005

LESCO, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13147	34-0904517

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 E. 9th Street, Suite 1300, Cleveland, Ohio	44114

(Address of principle executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(216) 706-9250

Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.01 Entry into a Material Definitive Agreement.
     On October 7, 2005, the Company consummated the previously announced sale of substantially all of its supply chain assets to Turf Care Supply Corp. (“TCS”), an affiliate of Platinum Equity LLC. Also on that date, the Company and TCS entered into a Long-Term Supply Agreement.
     The key supply chain assets transferred to TCS include owned and leased real estate in Ohio, Florida, Massachusetts and Oregon, raw materials, packaging and inventory (other than inventory located at Company sales locations, LESCO Service Center® stores, or on any Store-on-Wheels® vehicles), certain contractual agreements with third-party logistics providers and transportation companies, and various product distribution, supply and service contracts. TCS also hired Company employees located at the acquired manufacturing and distribution sites. Certain contractual agreements related to the Company’s supply chain assets will be retained by the Company until they expire at the end of 2005, including most distribution agreements and certain transportation contracts. In addition, certain other supply chain contracts, including agreements with seed growers, seed variety licensors and agency agreements, will remain with the Company indefinitely.
     The purchase price of approximately $34 million represents the cost of the Company’s inventory sold at closing, subject to adjustment for employee-related obligations and accounts payable assumed by TCS. The Company received $15 million in cash at closing. In addition, TCS is contractually obligated to pay the Company approximately $19 million over the next 12 weeks.
     Pursuant to the Long-Term Supply Agreement, TCS will manufacture and supply to the Company branded and non-branded consumable products for a period of not less than five years. The supply agreement has an “evergreen” term; however, either party may terminate the supply agreement without cause after the first two years with three years’ notice. If TCS breaches the supply agreement or terminates it for reasons other than the Company’s breach, the Company will have the option to repurchase the sold assets for a purchase price based on the higher of the depreciated cost or fair market value of the capital assets and certain costs of the inventory. If the Company terminates the agreement for reasons other than TCS’s breach of certain terms of the agreement, then the Company must pay TCS a termination fee in an amount that decreases on an annual basis beginning on the second anniversary of the date of the agreement.
     The Company will pay TCS its cost plus a fixed margin based on a specified formula for the products manufactured or sourced by it and sold to the Company under the Long-Term Supply Agreement. The annual costs that TCS may charge to the Company are capped according to an agreed formula. Cost savings realized by TCS will be shared with the Company according to an agreed formula. TCS must meet specified service levels or it will incur financial penalties and, under certain circumstances, the Company may terminate the Long-Term Supply Agreement.
     The Company will continue to service the professional turf care industry through its 295 LESCO Service Center® stores, 111 Stores-on-Wheels® vehicles and LESCODirect™ on-line ordering.

Item 2.01 Completion of Acquisition or Disposition of Assets.
     See Item 1.01.
Item 2.06 Material Impairments.
     As previously announced, the Company expects to incur a total pre-tax charge of between $27.0 and $30.0 million associated with the sale of supply chain assets to TCS. Approximately $15.4 million of the charge is related to the impairment of supply chain assets. Impairments include $0.8 million to write off inventory at the Company’s hubs and plants; $12.3 million for the fixed assets sold to TCS; $1.9 million to write off corporate assets that supported supply chain functions, including software systems; and $0.4 million related to the Company’s decision to close its hubs in Chicago, Anaheim and Stockton, California. Another $3.0 million of the total estimated charge is attributable to the outsourcing of the Company’s parts business pursuant to an agreement signed on October 13, 2005.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.
99.1	News Release dated October 11, 2005.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LESCO, INC. (Registrant)
Date: October 13, 2005	By:	/s/ Jeffrey L. Rutherford

Jeffrey L. Rutherford Senior Vice President, Chief Financial Officer, Treasurer and Secretary

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